FORM OF

                              ARTICLES OF AMENDMENT

                                     TO THE

                            ARTICLES OF INCORPORATION

                                       OF

                         THE DREYFUS/LAUREL FUNDS, INC.

      Pursuant to Section 2-605(a)(2) and 2-607 of the Maryland General Corporation Law, The Dreyfus/Laurel Funds, Inc. (the "Corporation") adopts the following Articles of Amendment to the Corporation's Articles of Incorporation (the "Articles of Incorporation"):

      FIRST: The name of "Dreyfus Tax-Smart Growth Fund," a Series of the Corporation, is changed to "Dreyfus Premier Core Equity Fund" effective April 15, 2002.

      SECOND: Pursuant to authority expressly vested in the Board of Directors (the "Board) by Article FIFTH of the Articles of Incorporation, the Board, in accordance with Sections 2-105, 2-605(a)(2) and 2-607(a)(2)(ii) of the Maryland General Corporation Law, redesignates the existing one hundred million (100,000,000) authorized shares of Dreyfus Premier Core Equity Fund (as renamed by Article FIRST), whether issued or unissued, as "Class A" shares, effective April 15, 2002.

      THIRD: Whereas there are no shares of any class of the Dreyfus Disciplined Intermediate Bond Fund issued or outstanding, the Board redesignates, pursuant to authority expressly vested in the Board by Article FIFTH of the Articles of Incorporation, all shares of such Series as authorized capital stock of the Corporation, without designation of Class or Series, totaling two hundred million (200,000,000) shares, available for future designation and classification by the Board.

      FOURTH: Whereas there are no shares of the Dreyfus Disciplined Smallcap Stock Fund issued or outstanding, the Board redesignates, pursuant to authority expressly vested in the Board by Article FIFTH of the Articles of Incorporation, all shares of such Series as authorized capital stock of the Corporation, without designation of Class or Series, totaling one hundred million (100,000,000) shares, available for future designation and classification by the Board.

      FIFTH: The amendments contained herein were approved by a majority of the entire Board and are limited to changes expressly permitted by Section 2-605(a)(2) of the Maryland General Corporate Law to be made without action by the stockholders of the Corporation.

      SIXTH: The Corporation is registered with the Securities and Exchange Commission as an open-end investment company under the Investment Company Act of 1940, as amended.

      IN WITNESS WHEREOF, the undersigned hereby executes these Articles of Amendment on behalf of the Corporation, acknowledging it to be the act of the Corporation, and further states under the penalties of perjury that, to the best of his or her knowledge, information and belief, the matters and facts set forth herein are true in all material respects.

DATED: ______  ___, 2002                  THE DREYFUS/LAUREL FUNDS, INC.


                                    By:   _____________________________
                                    Name: _____________________________
                                    Title:_____________________________


                                    Attest:_____________________________
                                    Name:  _____________________________
                                    Title: _____________________________